Independent Auditors' Consent



The Board of Directors
Human Affairs International, Incorporated



         We consent to the inclusion of our report dated February 7, 1997, except as to note 10 which is as of February 27, 1997, with respect to the consolidated balance sheets of Human Affairs International, Incorporated and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholder's equity, and cash flows for the years then ended, which report appears in the Form 8-K of Magellan Health Services, Inc. dated December 17
, 1997.



                                                     /s/ KPMG Peat Marwick LLP
                                                     -------------------------


Salt Lake City, Utah
December 17, 1997